Exhibit 99.1

           Eagle Broadband Reports Third Quarter 2005 Results


    HOUSTON--(BUSINESS WIRE)--July 11, 2005--

     Company Achieves Sequential Quarterly Revenue Growth of 11%,
   Appoints New CEO & Implements Comprehensive Restructuring to Cut
                Costs and Renew Focus on Revenue Growth

    Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet Protocol (IP) and communications technology and services, today announced financial results for its fiscal 2005 third quarter ended May 31, 2005.
    Total revenues in the third quarter were $2.97 million, a sequential increase of 11% as compared to $2.68 million in the second quarter and a decrease of 42% compared to revenues of $5.09 million in the same period a year ago. The decrease in revenues was primarily attributable to a decrease in product sales offset by an increase in broadband and managed services.
    The company posted a net loss of $3.95 million, an improvement of 58% compared to a net loss of $9.33 million in the second quarter and an improvement of 10% compared to a net loss of $4.38 million in the same period a year ago. The net loss was primarily attributable to approximately $805,000 in depreciation and amortization expenses, $1,787,000 in professional services fees (including legal, corporate compliance, consulting, etc.), $1,194,000 in salary and related expenses and $755,000 in taxes.
    Dave Micek, President and CEO of Eagle Broadband said, "When I took over as CEO in mid-April, I quickly moved to restructure the company to reduce costs, implemented a new organizational structure to focus resources on the highest growth market opportunities and hired additional sales talent to accelerate our revenue growth. Although we are just starting to realize the benefits of these changes, we achieved sequential quarterly revenue growth of 11%, reduced our net loss by 58% and 10% on a sequential and year over year basis respectively, increased gross profits and reduced both operating expenses and debt."
    Micek continued, "We also signed some important new customers including Home Town Cable and, after quarter end, All Access Technologies. These two customers represent as many as 50,000 potential subscribers for our IPTVComplete service. In addition, we signed Norfolk Southern Corporation as our first commercial SatMAX customer validating the value the technology can bring to the lucrative corporate market. Interest in our MediaPro set top boxes from leading hospitality systems providers continues to grow as evidenced by On Command Video Corporation's use of our high definition MediaPro set top box to demonstrate their newly announced high definition in-room entertainment system at the leading hospitality industry technology conference. I intend to continue to focus our resources on these high growth market and revenue opportunities, to execute with excellence and drive toward profitability in order to maximize shareholder value for all Eagle investors."
    Summary of financial and operational highlights in the 2005 third quarter include:

    --  David Micek appointed as the company's new President and CEO.

    -- Implemented company-wide restructuring to reduce costs and accelerate revenue growth.

    --  Hired Marc Surette as new Vice President, Satellite
        Communications Sales and Albert McCabe as Vice President, Set Top Box Sales.

    -- Achieved 11% sequential quarter-over-quarter revenue growth (Q3 '05 compared to Q2 '05).

    -- Reduced net loss by $5.4M or 58% on a sequential basis and $0.4M or 10% on a year-over-year basis to $3.95 million.

    -- Increased gross profit to $593K from a negative $960K in the preceding quarter.

    -- Reduced operating expenses by $2.3 million or 29% in Q3 '05 from Q2 '05.

    -- Reduced debt to $0.6M from $1.9M in the preceding quarter and $5.6M in the year-ago-quarter.

    -- Completed an additional $2 million equity-based financing round.

    --  Signed Home Town Cable as an IPTVComplete customer.

    --  Subsequent to the close of the quarter, signed All Access
        Technologies as an IPTVComplete customer.

    -- Received order from Norfolk Southern Corporation for the company's SatMAX satellite communications technology.

    -- Partnered with On Command Video Corporation to demonstrate their new, high definition in-room entertainment system powered by Eagle's high definition MediaPro IP set top box at HITEC conference.

    -- Grew the total number of new security subscribers in Q3 '05 by 18% compared to Q2 '05.

    -- Managed services team expanded our relationship with Hewlett Packard and performed structured wiring, cabling and support services for Toshiba.

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and communications technology and services that create new revenue opportunities for broadband providers and enhance communications for government, military and enterprise customers. Eagle leverages years of proven experience delivering advanced, IP-based broadband bundled services to provide service provider partners with a way to deliver next generation entertainment, communications and security services to their subscribers. The company's product offerings include IPTVComplete(TM), the fastest, lowest cost way for broadband providers to deliver the most competitive IP video services, the MediaPro line of HDTV-ready IP set top boxes that enable broadband providers and hotel operators to maximize revenues by delivering state-of-the-art, interactive entertainment services and the SatMAX(TM) satellite communications system that provides government, military, homeland security and enterprise customers with reliable, non-line-of-sight, voice and data communications from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000. (EAGF)
    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


    CONTACT: Eagle Broadband, Inc., Houston
             Frederick Reynolds, 281-538-6034
             freynolds@eaglebroadband.com